Exhibit 1.2

Amended and Restated By-laws of Luxottica Group S.p.A. (Unofficial English Translation)

TITLE I
COMPANY’S NAME – REGISTERED OFFICE – PURPOSE–DURATION

Article 1) -A public corporation is established under the name “LUXOTTICA GROUP S.P.A.”

Article 2) -The company’s registered office shall be located in Milan.

The Board of Directors shall have the authority to establish, change and close, both in Italy and abroad, sub-offices, branches, agencies and subsidiaries of any kind.

Article 3) -The Company shall have the following purposes:

a) acquisition and management of shareholdings in other companies or entities in Italy and abroad on its own account and not towards the Public;

b) financing, financial and managerial coordination of companies or entities in which it participates, such as, without limitation: the coordination of operating strategies, investment programs and development plans; management of financial policy towards the companies of the Group; promotion and research activities; use of technological assets, name and trademarks on behalf of the companies in which interests are held or of third parties; personnel administration and management, both for operational and disciplinary purposes, and, in general, the exercise of the typical functions of a holding company of which is demanded the unified approach and operating efficiency necessary for the rationalization of management, cost reduction and the most effective possible action in achieving the corporate purposes both in Italy and abroad;

c) purchase and sale of public and private securities not towards the public and instrumental to the achievement of the company’s purpose; the holding and management of the same;

d) granting of warranties and sureties and the assumption of joint and several obligations in the interest of companies of the Group;

e) purchase, construction, sale, exchange, leasing of movables and immovables, including machinery tools of the relevant field;

f) sale, also on commission, in Italy and abroad, of frames for optical glasses, sunglasses and products of the eyewear field.

The Company may also perform any other industrial, commercial or financial transaction not towards the public in general, concerning movables or immovables in favor and in the interest of the Companies of the Group.

Article 4) -The duration of the Company is established up to and including December 31, 2050.

TITLE II
STOCK CAPITAL

Article 5) - The stock capital amounts to EURO 27.565.867,38 and is divided into no. 459.431.123 common shares of nominal value EURO 0.06 (zero comma zero six) each.

The Meeting held on March 10, 1998 resolved to increase the stock capital in one or more instalments by March 31, 2011 by a maximum amount of Lire 1,225,000,000 (one billion two hundred and twenty-five million Lire) by the issuance of new common shares to be offered for subscription exclusively to employees of the company and/or of its subsidiaries.

At the expiration date, the stock capital will be considered increased by an amount equal to the capital subscription obtained.

The Meeting held on June 26, 2001, at which the stock capital was converted into EURO, stated that on June 13, 2001 the increased capital was subscribed for a total amount of 182,646,700 Lire and, therefore, it can be further subscribed for a maximum amount of 1,042,353,300 Lire which converted into EURO equals a maximum of 538,330.55 EURO.

On September 20, 2001 the Meeting resolved to further increase the stock capital in one or more installments by March 31, 2017 by a maximum amount of EURO 660,000 (six-hundred sixty thousand) by the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the subscriptions obtained.

The Meeting held on June 14, 2006 resolved to further increase the stock capital in one or more instalments by June 30, 2021 by a maximum amount of EURO 1,200,000 (one million two hundred) by the issuance of new common shares to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.

Pursuant to the above-mentioned increases in capital, a total amount of 8.931.123 shares have been subscribed.

The Company may issue convertible and non-convertible bonds.

Article 6) -The stock is freely transferable.

Article 7) -The payment of the non fully paid-up stock will be called up by the Board of Directors according to the terms and conditions it shall deem convenient.

TITLE III
MEETING OF STOCKHOLDERS

Article 8) -The duly constituted Meeting of stockholders represents all the stockholders and its resolutions, adopted according to the law and to the present by-laws, bind all stockholders, albeit absent or dissenting.

Article 9) -Each stockholder is entitled to one vote for each share of capital stock held or represented.

Article 10) -The meeting of stockholders is ordinary or extraordinary according to the law. It can be called  even outside the registered office, in Italy, or in any member state of the European Union or in the United States of America.

As the Company has to draft the consolidated financial statements, the meeting for the approval of the financial statements can be convened within 180 (one hundred eighty) days of the closing of the fiscal year.

Article 11) -The Meeting of stockholders shall be called by the Board of Directors, by written notice stating the date, time and place of the meeting and the agenda for the meeting, to be published according to the law.

Article 12) -Those stockholders who have sent the Company a notice by the intermediary keeping the relevant accounts, pursuant to art. 2370 of the Italian Civil Code, no later than two working days before the date scheduled for each meeting shall be entitled to attend the Meeting.

The shares for which notice of attendance of the Meeting was given may not be transferred before the meeting has taken place.

Each stockholder having the right to attend the meeting may authorize another person to act for him by a written proxy according to the law.

The Chairman of the meeting, who may avail himself of the help of ad hoc assistants, shall verify that the meeting is duly convened, check the identity and right of participation of the attendees, run the course of the meeting and attest the results of the voting.

Article 13) -The meeting of stockholders shall be presided over by the Chairman of the Board of Directors or by one of the Managing Directors or, in their absence, by a person appointed by the vote of the majority of those in attendance.

The meeting of stockholders shall appoint a Secretary who is not required to be a stockholder himself. The Secretary’s assistance is not required when a Notary Public is designated to draft the minutes of the meeting.

Unless otherwise provided for by mandatory rules, all resolutions shall be approved by open vote.

Article 14) -The validity of the meetings and of the related resolutions is governed by the applicable laws.

Article 15) -Provided what it is set forth in Article 12 of these By-laws, any stock owned by the Directors attending the meeting and stockholders who for any reason will abstain from voting, shall be taken into account in calculating the stock capital required for the validity of the resolutions, save what it is set forth in Article 2368 c.c. last paragraph.

Article 16) -The resolutions of the meeting will be transcribed in a minute drawn up according to the law and recorded in the minute book.

The minutes shall be signed by the Chairman and the Secretary. The Minutes of the extraordinary meetings shall be drawn up by a Notary.

TITLE IV
MANAGEMENT

Article 17) -The Company is governed by a Board of Directors consisting of not less than five and not more than fifteen members, appointed, after the exact number has been determined, by the Meeting of stockholders.

Directors are appointed by the Meeting of stockholders pursuant to lists submitted by the stockholders, which shall set forth not more than fifteen candidates, listed under progressive numbers.

Each candidate may appear in not more than one list under penalty of ineligibility.

In case multiple lists are submitted, these shall not be related in any way, even indirectly. Therefore, each stockholder may submit or contribute to submit, by means of trust or proxy, not more than one list.

Moreover, stockholders falling within the following categories may submit or contribute to submitting not more than one list: a) parties to a stockholders’ agreement relating to the Company’s shares; b) a person or a company and its controlled companies; c) jointly controlled companies; d) a company and its directors or chief executive officers.

In case these rules are infringed, that stockholder’s vote with respect to any of the submitted lists will not be taken into account.

Only those stockholders who individually, or collectively with other stockholders, represent at least 2.5% (two point five per cent) of the subscribed stock capital at the time of submission of the list are entitled to submit a list.

The lists, signed by the stockholders submitting them, together with the professional CVs of the candidates, shall be filed at the registered office of the Company at least fifteen days prior to the first meeting of stockholders.

Within the above term, each candidate shall file a statement declaring that he/she accepts his/her candidature and confirms, on his/her own responsibility, the absence of any cause of ineligibility and incompatibility provided for by law, as well as compliance with any requirements mandated by any applicable regulations for the members of the Board of Directors.

Each list shall contain and expressly name at least one candidate having the requirements of independence set forth for statutory auditors by art. 148, subsection 3, of legislative decree No. 58/1998, in case the Meeting of stockholders determines the number of directors to be more than seven, pursuant to art. 147-ter, subsection 4, of legislative decree No. 58/1998 (hereinafter, “Independent Director pursuant to art. 147-ter”).

If appropriate, each list may also expressly name directors having the requirements of independence as provided for by the codes of conduct drawn up by companies managing regulated markets or industry associations.

At the end of the voting, the candidates from the two lists that have obtained the most votes will be elected, according to the following criteria:

as many directors as the total number of the members of the Board previously determined by the Meeting of stockholders less one will be taken from the list that has obtained the most votes (hereinafter, the “Majority List”); within these numerical limits, the candidates in the numerical order shown on the list will be elected;

one director, i.e., the candidate listed under number one, will be taken from the list that has obtained the second most votes (hereinafter, the “Minority List”); however, if no Independent Director pursuant to art. 147-ter is elected from within the Majority List, instead of the head of the Minority List, the first Independent Director pursuant to art. 147-ter named in the Minority List will be elected.

The candidate listed under number one of the Majority List will be appointed as Chairman of the Board of Directors.

In the event of equal votes for the top two lists, the Meeting of stockholders will proceed to take a new vote, putting only the top two lists to the vote.

If only one list was submitted, the Meeting of stockholders will cast its votes on it and, if the list gets a simple majority, the candidates listed in progressive order will be elected as directors, until such number as determined by the Meeting of stockholders is reached. The candidate listed under number one of the list will be elected as Chairman of the Board of Directors.

If there are no lists, the Board of Directors will be appointed by the Meeting of stockholders with such majorities as required by law.

Should one or more directors leave office for any reason, they will be freely replaced according to the provisions of article 18 below, irrespective of whether the director leaving from office was taken from the Majority List or the Minority List.

If so dictated by mandatory rules in force from time to time, voting for appointment of directors will take place by secret ballot. For this purpose, an independent canvasser will be appointed and will canvas votes under an obligation of secrecy, as ordered by the Chairman of the Meeting from time to time, in compliance with the law and any standing orders. For the purpose of declaring elected directors, the canvasser will tell the Chairman the total numbers of votes, without naming voters’ names and cast votes, of which he will keep the relevant record.

Article 18) -Directors shall serve for a period of three years and their terms shall expire on the date of the meeting of stockholders called for the approval of the balance sheet related to the last year of their term, and they can be re-elected.

Whenever there is a vacancy among the Directors during the fiscal year, the other directors provide for their substitutions by resolution approved by the Board of Statutory Auditors, provided that the majority is composed of directors appointed by the meeting of stockholders.

The Directors so appointed will hold office until the following meeting of stockholders, which will be called to reappoint them, or to supplement the Board by appointing other directors, or to reduce the number of directors.

The directors so appointed by the Meeting of stockholders will hold office until the end of the term of office of the directors who were in office when they were appointed.

Should the majority of Directors appointed by the meeting of stockholders leave office, the entire Board terminates its duty; the Directors still in office shall timely call a meeting to appoint the new Board.

Article 19) -If the meeting of stockholders did not appoint the Chairman in compliance with article 17 above, the Board shall appoint a Chairman from among its members and, if it deems it convenient, it will appoint a Deputy Chairman.

The Board may also appoint one or more Managing Directors determining their powers.

The Board may delegate some of its functions to an Executive Committee. The Executive Committee is composed of a minimum of five to a maximum of seven members of the Board.

The functions set forth in Articles 2420-ter, 2423, 2443, 2446, 2447, 2501-ter and 2506-bis of the Civil Code, cannot be delegated.

The empowered bodies have a duty to timely report to the Board of Directors and the Board of Statutory Auditors, at least quarterly, on the general business trend, the modalities of exercise of the proxies conferred and on the most relevant transactions from an economic, financial and balance sheet point of view, made by the Company and its subsidiaries.

The Board of Directors may set up one or more Committees and give to such Committees those powers as it considers appropriate, not the least in order to implement codes of conduct drawn up by companies managing regulated markets or industry associations.

The Board may also appoint a Secretary, who does not need to be a member of the Board, and it shall determine his/her duties.

Moreover, the Board will—by such ordinary majorities as provided for by these by-laws—appoint the executive in charge of drawing up corporate accounting records, subject to the mandatory but not binding opinion of the Board of Statutory Auditors, pursuant to art. 154-bis of Legislative Decree No. 58/1998, and will give him/her adequate powers and resources to exercise the duties attributed to him/her by law.

Article 20) - A meeting of the Board may be called by the Chairman or by any Managing Director at any time he or she deems it appropriate or when requested by at least two of its members or by one member of the Board of Statutory Auditors.

The Board Meetings are called at the principal place of business of the Company or at any other place by the Chairman or by any Managing Director, who shall establish the agenda of the meeting, oversee the work thereof, and ensure that Directors are adequately informed regarding the items to be discussed at the meeting.

Written notice of each meeting of the Board shall be given by telex, facsimile, letter, telegram or electronic mail with return receipt at least three days in advance of the meeting; in case of urgency, such term may be reduced to one day.

Regardless of the observance of the foregoing requirements, the Board shall be deemed duly convened if all Directors and Statutory Auditors holding office are present or participate in such meeting by means of video or telephone conference.

Article 21) -The Board, duly convened, is validly constituted with the attendance of the absolute majority of its members holding office.

The Board is presided over by the Chairman of the Board or, in his absence, by any Managing Director or by a Director designated by those in attendance.

The Secretary, if not already appointed by the Board, will be designated by the Chairman for the sole purposes of the meeting in progress.

The meetings of the Board of Directors may also be held by means of video or telephone conference, so long as all members participating in such meetings are duly identified and can follow the discussions and participate therein; on these assumptions, the Board of Directors’ meetings will be deemed to be held where the Chairman and the Secretary of the meeting are located, in order to ensure the signing of the minutes and their filing in the minute book.

The President of the meeting oversees the work of the Board and takes care in providing the Directors with adequate information on the agenda, with regard to the nature, confidentiality and urgency of the matters.

Article 22) -The Board validly resolves by the absolute majority of the Directors present at the meeting or participating by video or telephone conference; in the event of a tie vote, the vote of the presiding officer shall prevail. Minutes of the Board meeting will be prepared and kept in the minute book, signed by the Chairman of the meeting and by the Secretary.

Article 23) -The management of the Company is entrusted to the Board of Directors which adopts the resolutions necessary to implement the Company’s object, except for what is expressly reserved by law to the Meeting of stockholders.

Without prejudice to the concurrent competence of the extraordinary Meeting of stockholders, the Board shall also have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which Directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the by-laws to comply with legal requirements, or the transfer of the principal place of business within the national territory.

In addition, the Board has authority over the issuance of convertible bonds in accordance with art. 2420 -ter of the Civil Code.

The Board of Directors can further appoint and dismiss managers and attorneys-in-fact for specific matters or categories of matters determining their powers.

The Board of Directors shall have exclusive authority with respect to the following matters:

1) defining the general investment and development plans and the goals of the Company and of the Group;

2) determining the budget of the Company;

3) defining the financial programs and approving the indebtedness of the Company exceeding 12 months;

4) approving strategic transactions, those significant in value or those which impose on the Company duties and obligations for a period exceeding three years.

The Directors shall report to the other directors or to the Board of Statutory Auditors with regard to those transactions involving an interest on their own account or on account of third parties, or influenced by the company who exercises the power of direction and coordination on its subsidiaries.

Article 24) -The Company is represented by the Chairman of the Board of Directors to whom authority is granted, by means of free signature, to implement all the Board of Directors’ resolutions, unless otherwise provided. The President represents the Company before any Court and has the authority to file lawsuits or administrative or judiciary petitions in connection with any jurisdictional degree or phase, including actions for revocation or before the supreme court, and to appoint, for such purposes, counsels.

The Company is further represented by the Managing Directors and the persons appointed by the Board for specific matters or category of matters, within the limits of the powers entrusted to them.

Article 25) -The members of the Board of Directors and of the executive committee are entitled to compensation to be determined in the resolution of appointment or by the meeting of the stockholders. The compensation of Directors holding particular offices or that are members of the committees appointed by the Board of Directors shall be fixed by the Board of Directors, upon receiving the advisory opinion of the Board of Statutory Auditors.

The members of the Board of Directors are, in any event, entitled to reimbursement of the expenses incurred by reason of their office.

Article 26) -The Directors shall not be personally liable for the obligations of the Company and have no other liability except as provided by law.

TITLE V
AUDITORS

Article 27) -The Board of Statutory Auditors consists of three regular Auditors and two alternate Auditors appointed by the Stockholders and who may be re-elected. The requirements, powers, duties and length of office are those established by law. Auditors shall serve for a period of three fiscal years and their terms shall expire on the date of the Meeting of stockholders called for the approval of the balance sheet relating to the third fiscal year following their appointment. Their compensation shall be fixed by the Meeting of Stockholders. Persons who are in positions of incompatibility pursuant to the law or who do not have the necessary subjective or objective requirements mandated by the law and/or implementing regulations may not be appointed as Statutory Auditors, or, if appointed, shall not hold office.

Persons holding offices involving administration and control in excess of the limits set forth by the regulations in force may also not be appointed as Statutory Auditors of the Company.

The Statutory Board of Auditors is elected pursuant to lists submitted by the stockholders in accordance with the procedures set out hereunder, for the purpose of ensuring that minority stockholders appoint one regular and one alternate Auditor.

For such purpose, lists being submitted shall be divided into two sections: a section for the appointment of the regular Statutory Auditors, and another for the appointment of the alternate Statutory Auditors.

The lists shall set forth a minimum number of candidates equal to the number of candidates to be elected, listed under progressive numbers. Each candidate may appear in not more than one list upon penalty of ineligibility.

Stockholders who individually, or collectively with other stockholders, represent at least 2.5% (two point five percent) of the subscribed stock capital at the time of submission of the list are entitled to submit a list. Each stockholder may contribute to submit, directly or indirectly by means of trust or proxy, not more than one list; otherwise, the submitted lists shall not be taken into account.

Each stockholder must submit and/or send to the registered office, no later than fifteen days before the day scheduled for the first meeting, a certificate issued by an authorized intermediary, according to the law, attesting to his or her right to exercise corporate rights.

The lists, signed by the parties submitting them, together with detailed personal or professional information regarding the candidates, shall be filed at the registered office of the company at least fifteen days prior to the day scheduled for the meeting on first call.

Within the above term, in addition to the list, each meeting candidate shall file a statement declaring that he or she accepts his/her candidature and confirms, on his/her own responsibility, the absence of any cause of ineligibility and compliance with the requirements of office mandated by any applicable regulations.

In the event of failure to observe the above-mentioned provisions, the list shall be deemed not to have been submitted.

Each party with voting rights may only vote for one list.

The first two candidates in the list that has obtained the most votes (hereinafter, the “Majority List”) and the first candidate in the list that has obtained the second most votes (hereinafter, the “Minority List”) shall be appointed as regular Statutory Auditors.

The first candidate in the Majority List and the first candidate in the Minority List shall be appointed as alternate Statutory Auditors.

The first candidate in the Minority List shall be appointed as Chairman.

In the event of equal votes for the top two lists, the Meeting of stockholders shall proceed to take a new vote, putting only the top two list to the vote.

In the event of early withdrawal of a party from the office of regular Auditor for any reason, the regular Statutory Auditor shall be replaced by the alternate Auditor on the list from which the regular Statutory Auditor was elected.

If such alternate Auditors are not sufficient to complete the Statutory Board of Auditors, the Meeting of stockholders shall be called in order to supplement the Statutory Board of Auditors choosing from amongst the candidates in the list from which the lapsed Auditor was chosen.

For the purposes of this Article, the stockholders belonging to the same group - i.e. any subsidiary, parent company or company controlled by or affiliated with the company pursuant to article 2359 of the Italian Civil Code - shall be considered as a sole stockholder and may not submit or vote in relation to more than one list.

If only one list was submitted, the Meeting of stockholders shall cast its votes on it, and the candidate named under number one of the list will be elected as Chairman of the Board of Statutory Auditors.

The Board of Statutory Auditors can meet by video or tele conference in accordance with the provisions of article 21, paragraph 4 of these by-laws.

Article 28) -The accounting audit of the Company is performed by an independent auditor appointed by the general Meeting of stockholders, which shall serve for six financial years until the date of the stockholder’s meeting called to approve the financial statements of the sixth financial year following the appointment, and its fee is fixed by the general Meeting of stockholders.

The duties, responsibilities and obligations in connection with the appointment of the independent auditor are provided by law.

Article 29) -The activity performed by the independent auditor shall be recorded in a book kept at the principal place of business of the Company.

TITLE VI
FINANCIAL STATEMENTS AND PROFITS

Article 30) -The Company’s financial year shall end on December 31 (thirty one) of each year. At the end of each financial year the Board prepares the financial statements to be drafted in accordance with law provisions.

Upon approval of the financial statements, the shareholders’ meeting resolves on the distribution of profits, in compliance with provisions of the law and consistently with the Company’s needs.

The Board of Directors may resolve to make early distributions of dividends in the cases and according to the terms and conditions established by article 2433 bis of the Italian Civil Code and article 158 of Legislative Decree no. 58/1998.

Dividends which are not collected within five years from the day in which they become available shall prescribe in favor of the company.

TITLE VII
WINDING UP- GENERAL PROVISIONS

Article 31) -In the event of the company winding-up, the extraordinary stockholders’ meeting shall appoint one or more liquidators establishing their powers and the winding up procedure.

Article 32) -The Company may, pursuant to article 1891 Civil Code, at its expense, obtain an insurance policy for the civil liability of Directors and Statutory Auditors, in all cases within articles 2392, 2393, 2393bis, 2394, 2395 and 2407 of the Civil Code, in the interest and on behalf of who will hold such offices.

The Stockholders meeting will establish the primary insurance company which will provide the insurance policy and the limit of liability.

Article 33) - Current provisions of law and of regulations shall apply to any matters not expressly mentioned in these By-laws.